UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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United Security Bancshares
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United Security Bancshares

1525 East Shaw Avenue

Fresno, California 93710

Notice of Annual Meeting of Shareholders

May 16, 2007

To the Shareholders of

United Security Bancshares:

Notice is hereby given that the annual meeting of shareholders of United Security Bancshares will be held at the Bank’s head office located at 2126 Inyo Street, Fresno, California on May 16, 2007 at 7:00 p.m. for the purpose of considering and voting upon the following matters:

1.                                      Election of Directors.  To elect eleven (11) persons to serve as directors of United Security Bancshares until their successors are duly elected and qualified.

Robert G. Bitter, Pharm. D.
Stanley J. Cavalla
Tom Ellithorpe
R. Todd Henry
Gary Luke Hong
Robert M. Mochizuki
Ronnie D. Miller
Walter Reinhard
John Terzian
Dennis R. Woods
Michael T. Woolf, D.D.S.

2.                                      Transaction of Other Business.  To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

The board of directors has fixed the close of business on March 23, 2007 as the record date for determination of shareholders entitled to notice of, and to vote at, the meeting.

Section 3.3 of Article III of the Bylaws sets forth the nomination procedure for nominations of directors.  Section 3.3 provides:

Nominations for election of members of the board may be made by the board or by any holder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors.  Notice of intention to make any nominations (other than for persons named in the notice of the meeting called for the election of directors) shall be made in writing and shall be delivered or mailed to the president of the corporation by the later of: (i) the close of business twenty-one (21) days prior to any meeting of shareholders called for the election of directors; or (ii) ten (10) days after the date of mailing of notice of the meeting to shareholders.  Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the corporation owned by the notifying shareholder; (f) the number of shares of capital stock of any bank, bank holding company, savings and loan association or other depository institution owned beneficially by the nominee or by the notifying shareholder and the identities and locations of any such institutions; and (g) whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy or been adjudged bankrupt.  The notification shall be signed by the nominating shareholder and by each nominee, and shall be accompanied by a written consent to be named as a nominee for election as a director from each proposed nominee.  Nominations not made in accordance with these procedures shall be disregarded by the chairperson of the meeting, and upon his or her instructions, the inspectors of election shall disregard all votes cast for each such nominee.  The foregoing requirements do not apply to the nomination of a person to replace a proposed nominee who has become unable to serve as a director between the last day for giving notice in accordance with this paragraph and the date of election of directors if the procedure called for in this paragraph was followed with respect to the nomination of the proposed nominee.

By Order of the Board of Directors

Dated: April 16, 2007	Robert G. Bitter, Secretary

We urge you to vote in favor of management’s proposals by signing and returning the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person.  The enclosed proxy is solicited by the board of directors.  Any shareholder giving a proxy may revoke it prior to the time it is voted by filing with United Security Bancshares’ secretary an instrument revoking it or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.  Please indicate on the proxy whether or not you expect to attend the meeting so that we can arrange adequate accommodations.

United Security Bancshares

Proxy Statement

Annual Meeting of Shareholders

May 16, 2007

Introduction

This proxy statement is furnished in connection with the solicitation of proxies for use at the 2007 annual meeting of shareholders of United Security Bancshares (also referred as to the “Company”) to be held on Wednesday, May 16, 2007 at 7:00 p.m. at the Company’s new offices at 2126 Inyo Street, Fresno, California, and at any and all adjournments thereof.

It is anticipated that this proxy statement and the accompanying notice and form of proxy will be mailed on or about April 16, 2007 to shareholders eligible to receive notice of, and to vote at, the meeting.

Revocability of Proxies

A form of proxy for voting your shares at the meeting is enclosed.  Any shareholder who executes and delivers such proxy has the right to and may revoke it at any time before it is exercised by filing with the secretary of United Security Bancshares an instrument revoking it or a duly executed proxy bearing a later date.  In addition, the powers of the proxyholders will be suspended if the person executing the proxy is present at the meeting and elects to vote in person by advising the chairman of the meeting of his or her election to vote in person, and voting in person at the meeting.  Subject to such revocation or suspension, all shares represented by a properly executed proxy received in time for the meeting will be voted by the proxyholders in accordance with the instructions specified on the proxy.  Unless otherwise directed in the accompanying proxy, the shares represented by your executed proxy will be voted “FOR” the nominees for election of directors named herein.  If any other business is properly presented at the meeting, the proxy will be voted in accordance with the recommendations of United Security Bancshares’ management.

Persons Making the Solicitation

This solicitation of proxies is made by the board of directors of United Security Bancshares.  The expense of preparing, assembling, printing and mailing this proxy statement and the materials used in the solicitation of proxies for the meeting will be borne by United Security Bancshares.  It is contemplated that proxies will be solicited principally through the use of the mail, but directors, officers and employees of United Security Bancshares may solicit proxies personally or by telephone, without receiving special compensation.

Voting Securities

There were issued and outstanding 12,220,121 shares of United Security Bancshares’ common stock on March 23, 2007, which has been fixed as the record date for the purpose of determining shareholders entitled to notice of, and to vote at, the meeting.  On any matter submitted to the vote of the shareholders, each holder of United Security Bancshares’ common stock will be entitled to one vote, in person or by proxy, for each share of common stock he or she held of record on the books of United Security Bancshares as of the record date.  In connection with the election of directors, shares may be voted cumulatively if a shareholder present at the meeting gives notice at the meeting, prior to the voting for election of directors, of his or her intention to vote cumulatively.  If any shareholder of United Security Bancshares gives such notice, then all shareholders eligible to vote will be entitled to cumulate their shares in voting for election of directors.  Cumulative voting allows a shareholder to cast a number of votes equal to the number of shares held in his or her name as of the record date, multiplied by the number of directors to be elected.  These votes may be cast for any one nominee, or may be distributed among as many nominees as the shareholder sees fit.  If cumulative voting is declared at the meeting, votes represented by proxies delivered pursuant to this proxy statement may be cumulated in the discretion of the proxyholders, in accordance with management’s recommendation.  The effect of broker nonvotes is that such votes are not counted as being voted; however such votes are counted for purposes of determining a quorum.  The effect of a vote of abstention on any matter is that such vote is not counted as a vote for or against the matter, but is counted as an abstention.

Shareholdings of Certain

Beneficial Owners and Management

Management of United Security Bancshares knows of no person who owns, beneficially or of record, either individually or together with associates, five percent (5%) or more of the outstanding shares of United Security Bancshares’ common stock, except as set forth in the table below.  The following table sets forth, as of March 15, 2007, the number and percentage of shares of United Security Bancshares’ outstanding common stock beneficially owned, directly or indirectly, by each of United Security Bancshares’ directors, named executive officers and principal shareholders and by the directors and executive officers of United Security Bancshares as a group.  The shares “beneficially owned” are determined under Securities and Exchange Commission Rules, and do not necessarily indicate ownership for any other purpose.  In general, beneficial ownership includes shares over which the director, named executive officer or principal shareholder has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of March 15, 2007.  Unless otherwise indicated, the persons listed below have sole voting and investment powers of the shares beneficially owned.  Management is not aware of any arrangements that may, at a subsequent date, result in a change of control of United Security Bancshares.

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)

Directors and Named Executive Officers:
Robert G. Bitter, Pharm. D.	221,834	(2)	1.8
Rhodlee A. Braa	206,407	(3)	1.7
Stanley J. Cavalla	500,073	(4)	4.1
Kenneth L. Donahue	277,297	(5)	2.3
Tom Ellithorpe	205,756	(6)	1.7
David L. Eytcheson	161,900	(7)	1.3
R. Todd Henry	49,200	(8)	*
Gary Hong	11,373		*
Ronnie D. Miller	174,753	(9)	1.4
Robert M. Mochizuki	69,164	(10)	*
Walter Reinhard	452,442		3.7
William F. Scarborough	12,098		*
John Terzian	183,628	(11)	1.5
Dennis R. Woods	789,369	(12)	6.5
Michael T. Woolf, D. D. S.	11,549		*

All Directors and Executive Officers
as a Group (15 in all)	3,326,843		27.1

Principal Shareholder
Audry “Bobbi” Thomason	707,817	(13)	5.8

*	Less than one percent (1%).

(1)

Includes shares subject to options held by the directors and executive officers that were exercisable within 60 days of March 15, 2007. These are treated as issued and outstanding for the purpose of computing the percentage of each director, named executive officer and the directors and executive officers as a group, but not for the purpose of computing the percentage of class owned by any other person.

(2)	Dr. Bitter has shared voting powers as to powers as to 144,139 of these shares and shared investment powers as to 38,705 of these shares.

(3)	Mr. Braa has shared voting and investment powers as to 166,127 of these shares and has 30,000 shares acquirable by exercise of stock options.

(4)	Mr. Cavalla has shared voting and investment powers as to 320,373 of these shares.

(5)	Mr. Donahue has shared voting and investment powers as to 275,236 of these shares.

(6)	Mr. Ellithorpe has shared voting and investment powers as to 99,098 shares.

(7)	Mr. Eytcheson has shared voting and investment powers as to 161,900 of these shares.

(8)	Mr. Henry has 6,000 shares acquirable by exercise of stock options.

(9)	Mr. Miller has shared voting and investment powers as to 152,338 of these shares.

(10)	Mr. Mochizuki has 4,000 shares acquirable by exercise of stock options.

(Footnotes continued on next page.)

(11)	Mr. Terzian has shared voting and investment powers as to 82,640 of these shares.

(12)

Mr. Woods has shared voting and investment powers as to 684,725 of these shares, and has 10,000 shares acquirable by exercise of stock options. Mr. Woods’ address is c/o United Security Bancshares, 2126 Inyo Street, Fresno, California 93720.

(13)	Ms. Thomason’s address is c/o United Security Bancshares, 2126 Inyo Street, Fresno, California 93721.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires United Security Bancshares’ directors and certain executive officers and persons who own more than ten percent of a registered class of United Security Bancshares’ equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  The Reporting Persons are required by Securities and Exchange Commission regulation to furnish United Security Bancshares with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from the Reporting Persons that no Forms 4 or 5 were required for those persons, United Security Bancshares believes that, during 2006 the Reporting Persons complied with all filing requirements applicable to them, except Mr. Bitter as to one Form 4 filed inadvertently late, Mr. Braa as to one Form 4 filed inadvertently late and Mr. Terzian as to one Form 4 filed inadvertently late.

The Board of Directors and Committees

United Security Bancshares’ board of directors met 12 times in 2006.  None of United Security Bancshares’ directors attended less than 75 percent of all board of directors’ meetings and committee meetings of which they were a member.  United Security Bancshares has a standing Audit Committee and Compensation Committee.  The board has no separate nominating committee; however, the independent directors meeting in executive session handle director nominations.  The board believes that its independent directors can effectively perform the functions of a traditional nominating committee.

Corporate Governance Principles and Board Matters

United Security Bancshares is committed to having sound corporate governance principles which are important to the way United Security Bancshares manages its business and to maintaining United Security Bancshares’ integrity in the marketplace. United Security Bancshares’ charter of the Audit Committee is available at http://www.unitedsecuritybank.com.

Board Independence

The Board has determined that constituting a majority of the directors standing for reelection are “independent” within the meaning of the listing standards set by the Nasdaq Stock Market, Inc. (“NASDAQ”) and the Securities and Exchange Commission (“SEC”), as currently in effect and as they may be changed from time to time.  Furthermore, the Board has determined that each of the current members of the Audit Committee is “independent” within such director independence standards and that each member of the Audit Committee satisfies the financial literacy requirements set forth under Rule 4350(d)(2) of the NASDAQ Rules.

Financial Expert

The Board has determined that Todd Henry meets all of the attributes of an “audit committee financial expert” and “independence” as defined by the applicable rules and regulations of the SEC and NASDAQ.

Consideration of Director Nominees

Shareholder nominees

United Security Bancshares’ independent directors meeting in executive session will consider nominees to the Board proposed by shareholders, although the Board has no formal policy with regard to shareholder nominees as they consider all nominees on their merits as discussed below.  Any shareholder nominations proposed for consideration by the independent directors should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary

United Security Bancshares

2126 Inyo Street

Fresno, California 93721

In addition, the bylaws of United Security Bancshares permit stockholders to nominate directors for consideration at an annual shareholder meeting.  For a description of the process for nominating directors in accordance with the bylaws, please see the notice to this proxy statement.

Selection and Evaluation of Director Candidates

The independent directors are responsible for identifying candidates for membership on the Board and makes determinations as to whether to recommend such candidates nomination to the Board based on their character, judgment, and business experience, as well as their ability to add to the Board’s existing strengths.  This assessment typically includes issues of expertise in industries important to United Security Bancshares, functional expertise in areas such as marketing, human resources, operations, finance and information technology and an assessment of an individual’s abilities to work constructively with the existing Board and management, all in the context of an assessment of the perceived needs of the Board at that point in time.  The independent directors do not have any written specific minimum qualifications or skill requirements that must be met by either their candidates or shareholder-recommended candidates in order to serve on the Board.  The independent directors identify nominees by first evaluating the current members of the Board of Directors qualified and willing to continue in service.  Current members of the Board with skills and experience that are relevant to United Security Bancshares’ business and who are willing to continue in service are considered for renomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective.  If any member of the Board does not to wish to continue in service or if the independent directors or the Board decided not to nominate a member for reelection, the independent directors identify the desired skills and experience of a new nominee in light of the following criteria.  When identifying and evaluating new directors, the independent directors consider the diversity and mix of the existing board of directors, including, but not limited to, such factors as: the age of the current directors, their geographic location (being a community bank, there is a strong preference for local directors), minority and female representation on the Board of Directors, employment experience, community representation, public interest considerations and the implementation of United Security

Bancshares’ strategic plan.  Among other things, when examining a specific candidate’s qualifications, the independent directors consider: the ability to represent the best interest of United Security Bancshares, existing relationships with United Security Bancshares, interest in the affairs of United Security Bancshares and its purpose, the ability to fulfill director responsibilities, leadership skill, reputation within United Security Bancshares’ community, community service, integrity, business judgment, ability to develop business for United Security Bancshares and the ability to work as a member of a team.  All nominees to be considered at the Meeting were recommended by the independent directors in executive session.

Communications with the Board and Annual Meeting Attendance

Individuals who wish to communicate with United Security Bancshares’s Board may do so by sending an e-mail to United Security Bancshares’ Board at kbledsoe@unitedsecuritybank.com. Any communications intended for nonmanagement directors should be sent to the e-mail address above to the attention of the Chairperson of the Audit Committee.  United Security Bancshares does not have a policy regarding Board member attendance at annual meetings of shareholders.  All of the then-directors of United Security Bancshares attended United Security Bancshares’s 2006 annual meeting of shareholders.

Code of Ethics

United Security Bancshares has adopted a Code of Business Conduct and Ethics that is applicable to the officers, directors and employees of United Security Bancshares.  United Security Bancshares’ principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions also adhere to a Code of Ethics for Senior Financial Officers.  The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on United Security Bancshares’ website at www.unitedsecuritybank.com.

Audit Committee

The Audit Committee met 10 times during the year ended December 31, 2006.  During 2006, the Audit Committee of United Security Bancshares consisted of Directors Henry (chairman), Reinhard and Terzian.  Director Henry is deemed by United Security Bancshares to be an “audit committee financial expert.”  Director Henry has an understanding of generally accepted auditing principles (“GAAP”) and has the ability and experience to prepare, audit, evaluate and analyze financial statements which present the breadth and level of complexity of issues that United Security Bancshares reasonably expects to be raised by United Security Bancshares’ financial statements.  Director Henry is a Certified Public Accountant.

The Audit Committee oversees United Security Bancshares’ corporate accounting and reporting practices and the quality and integrity of United Security Bancshares’ financial statements and reports, selects, hires, oversees and terminates United Security Bancshares’ independent auditors, monitors United Security Bancshares’ independent auditors’ qualifications, independence and performance, monitors United Security Bancshares’ and its affiliates’ compliance with legal and regulatory requirements, and oversees all internal auditing functions and controls.

Policy on Audit Committee Pre-Approval of Audit

and Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to preapprove all audit and nonaudit services provided by the independent auditors.  These services may include audit services, audit-related services, tax services and other services.  Preapproval is generally provided for up to one year and any preapproval is detailed as to particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated preapproval authority to its Chairman when expedition of services is necessary.  The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this preapproval, and the fees for the services performed to date.  The tax fees and other fees paid in 2007 and 2006 were approved per the Audit Committee’s preapproval policies.

The Audit Committee meets annually to discuss and review the overall audit plan.  The Board has adopted a written charter for the Audit Committee which is available on United Security Bancshares’ website at www.unitedsecuritybank.com.

Audit Committee Report

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that United Security Bancshares specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

The Audit Committee has reviewed United Security Bancshares’ audited financial statements and discussed such statements with management.  The Audit Committee has discussed with Moss Adams LLP, United Security Bancshares’ independent auditors during the year 2006, the matters required by Statement of Auditing Standards No. 61 (Communication with Audit and Finance Committees, as amended).

The Audit Committee received written disclosures and a letter from Moss Adams LLP, required by Independence Standards Board Standard No. 1 and has discussed with them their independence from management.  The Audit Committee has also considered whether the independent auditors’ provision of other nonaudit services is compatible with the auditors’ independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that United Security Bancshares’ audited financial statements be included in United Security Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

The Audit Committee has also confirmed that there have been no new circumstances or developments since their respective appointments to the Audit Committee that would impair any member’s ability to act independently.

The Audit Committee:

Todd Henry, Chairman

Walter Reinhard

John Terzian

Independent Directors Interlocks and Insider Participation

There are no independent directors interlocks between United Security Bancshares and other entities involving United Security Bancshares’ executive officers or board members.

Election of Directors

Nominees

United Security Bancshares’ Bylaws provide that the number of directors of United Security Bancshares shall not be less than eight (8) nor more than fifteen (15) until changed by an amendment of the articles of incorporation or the bylaws adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote, provided that a proposal to reduce the authorized number or the minimum number of directors below five cannot be adopted.  The exact number of directors shall be fixed from time to time, within the range: (i) by a resolution duly adopted by the board of directors; (ii) by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of the holders of a majority of the outstanding shares entitled to vote; or (iii) by approval of the shareholders.  The exact number of directors has been set at eleven (11).

The persons named below, all of whom are currently members of the board of directors, have been nominated for election as directors to serve until the 2008 annual meeting of shareholders and until their successors are elected and have qualified.  Votes of the proxyholders will be cast in such a manner as to effect the election of all eleven (11) nominees, as appropriate, (or as many thereof as possible under the rules of cumulative voting).  The eleven (11) nominees for directors receiving the most votes will be elected directors.  In the event that any of the nominees should be unable to serve as a director, it is intended that the proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the board of directors.  The board of directors has no reason to believe that any of the nominees named below will be unable to serve if elected.

The following table sets forth, as of March 15, 2007, the names of, and certain information concerning, the persons nominated by the board of directors for election as directors of United Security Bancshares.

Name and Title Other than Director	Age	Year First Appointed Director	Principal Occupation During the Past Five Years
Robert G. Bitter, Pharm. D. Secretary	68	2001	Clinical Pharmacist at Madera Community Hospital; Owner of Berenda Creek Ranch and Partner in Selma Shopping Center.

Stanley J. Cavalla	56	2001	President of Suburban Steel, Inc. and Vice President of Tri State Stairway Corp.

Tom Ellithorpe	64	2001	Owner of Insurance Buying Service.

R. Todd Henry	48	2003	Certified Public Accountant, dba Henry & Company and Managing Member and Principal of Gold Coast Pistachios. Former Partner in Thompson, Henry & Co.

Name and Title Other than Director	Age	Year First Appointed Director	Principal Occupation During the Past Five Years

Ronnie D. Miller Vice Chairman	65	2001	President of Ron Miller Enterprises, Inc., dba Fresno Motor Sales and Fresno Commercial Lenders.

Gary L. Hong	64	2007	Retired. Former Managing Principal of Guesthouse Inn & Suites until June 2006.

Robert M. Mochizuki	58	2004	Orthopedic surgeon, CEO of Orthopedic Associates Medical Clinic, Inc. and President of Cumulous Communications Corp.

Walter Reinhard	77	2001	Retired. Private Investor.

John Terzian	74	2001	Retired. Private investor.

Dennis R. Woods Chairman, President and Chief Executive Officer	59	2001	Chairman of the Board, President and Chief Executive Officer of United Security Bancshares and United Security Bank (also referred to as the “Bank”).

Michael T. Woolf, D.D.S.	51	2005	Dentist.

All of the nominees named above have served as members of United Security Bancshares’ board of directors since its inception, other than R. Todd Henry, Gary Hong, Robert Mochizuki and Michael T. Woolf, D.D.S.  Mr. Hong was added to the board of directors after the completion of the acquisition of Legacy Bank, N. A. in 2007.  All nominees will continue to serve if elected at the meeting until the 2007 annual meeting of shareholders and until their successors are elected and have been qualified.

None of the directors were selected pursuant to any arrangement or understanding other than with the directors and executive officers of United Security Bancshares acting within their capacities as such.  There are no family relationships between any of the directors of United Security Bancshares.  No director of United Security Bancshares serves as a director of any company that has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934, or of any company registered as an investment company under the Investment Company Act of 1940.

Executive Officers

The following table sets forth information, as of March 15, 2007, concerning executive officers of United Security Bancshares:

Name	Age	Position and Principal Occupation For the Past Five Years

Dennis R. Woods	59	President and Chief Executive Officer of United Security Bank and United Security Bancshares.

Kenneth L. Donahue	58	Senior Vice President and Chief Financial Officer of United Security Bank and United Security Bancshares.

Rhodlee A. Braa	65	Senior Vice President and Chief Credit Officer of United Security Bank and United Security Bancshares.

David L. Eytcheson	66	Senior Vice President and Chief Operating Officer of United Security Bank and United Security Bancshares.

Bill F. Scarborough	53

Senior Vice President and Chief Banking Officer of United Security Bank and United Security Bancshares since August, 2005. Former Senior Vice President and Regional Manager of Bank of the West from February, 2002 through November, 2004. Prior to that time, Senior Vice President and Regional Manager of Sanwa Bank of California.

Report of the Compensation Committee

We have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Annual Report on Form 10-K for the year ended December 31, 2006.

Ronnie D. Miller
R. Todd Henry
Walter Reinhard
Michael T. Woolf, D.D.S.

Compensation Discussion and Analysis

Compensation Program Objectives

The Company’s Board of Directors established a Compensation Committee (“Committee”) that is responsible for establishing and administering the Company’s executive and director compensation. The Committee consists of only independent non-employee directors and operates under a formal written charter approved by the Committee and adopted by the Board.

In this section, we discuss aspects of our compensation program as it pertains to our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers in 2006. These individuals include all executive officers of the Company.

The Committee believes that the performance of the named executive officers has the potential to impact both the Company’s short-term and long-term profitability and stock performance. Therefore, the Committee places considerable importance on the design and administration of the executive compensation program.

The policy of the Company is to provide its executive officers with total executive compensation packages that attract and retain outstanding executives, (b) motivate and reward executives to achieve the Company’s business objectives, and (c) align the interests of executive officers with the long-term interests of the shareholders of the Company. More specifically to accomplish the aforementioned objectives, it is the policy of the Company to endeavor to provide each of its executive officers a total compensation package that is competitive with the marketplace and consistent with the overall performance of the Company.

With respect to employment agreements, it is the policy of the Company to have a written employment agreement with the Chief Executive Officer. The terms of such employment agreements shall comply with the guidelines provided in our framework and not exceed a term of three (3) years.  The Committee, in its discretion may offer employment agreements to other executive officers.

The Committee believes that strong executive managers are critical to building a sound company that: produces consistent earnings growth and dividends for shareholders; develops and maintains well-designed banking products to attract and retain customers; and establishes a favorable working environment where employees can grow and excel in their careers. Currently, of the five members of executive management, four have served in their present capacities for more than a decade. The fifth, William F. Scarborough, was hired in 2005 to enhance the business development efforts of the Company.

In the current California banking environment the number of new banks opening (27 new banks in 2005 and 23 new banks in 2006) has reduced availability of experienced bankers and created a vibrant and competitive market for human capital. Company executives are frequently contacted by recruiters and other individuals offering employment opportunities elsewhere. The Committee believes these conditions warrant considerable flexibility in compensation matters.

The retention of executive management is the current active driver of the compensation program. As conditions change or vacancies occur in the future, the Committee may alter the executive compensation program to ensure it remains attractive and competitive for incumbent officers and potential candidates.

Elements of Compensation

The compensation program is designed to reward executives’ commensurate with Company performance relative to peers. The program is intended to reward executives through four primary components, salary, incentive compensation, stock options and a Supplemental Executive Retirement Plan (SERP).

The Committee believes the program should encourage management to focus on all aspects and timeframes of the Company’s evolution. The Committee reviews peer compensation programs and considers including similar elements of compensation where deemed appropriate in the Company’s executive compensation program to ensure it remains competitive.

The peer group selected was based upon asset size ($500 million to $1.3 billion) located in California. The peer group consisted of 19 publicly traded companies including some direct competitors. In evaluating the peer group, the Company’s performance was generally higher than the peer average. More information on the peer group is shown below under the section titled How the Company Determines the Amount of Each Element of Compensation.

Salary and incentive compensation are the short-term rewards that encourage strong earnings growth by rewarding executives in connection with peers and Company performance on a year-to-year basis. Stock options are the mid-term to long-term rewards and encourage management’s focus on aspects like asset quality, expense control, consistent dividend and earnings growth over longer time frames. When those aspects, as well as others, are consistently performed well over longer time frames, the expected result is appreciation in stock price. Stock price appreciation is fundamental to realizing a compensation benefit from stock options. The SERP is the long-term component that rewards management for remaining with the Company over a period of several years.

Currently, the compensation of each executive officer includes salary, incentive compensation tied to Company profits, stock options, retirement compensation (SERP) for a period of 15 years following retirement and group insurance premiums paid for spouse and eligible family members.

Two executives, Rhodlee Braa and Ken Donahue, hold options (30,000 and 60,000 respectively) to purchase shares of Company stock that are fully vested and expire in July 2007, if not exercised. Two executives, Dennis R. Woods and William F. Scarborough, hold options (50,000 and 60,000 respectively) to purchase shares that are 20% vested as of the date of filing of this document. The remaining executive, David L. Eytcheson, has no remaining options.

Other Compensation to Our Executives

With respect to perquisites, two executives, Dennis R. Woods and David L. Eytcheson, are provided with a Company owned vehicle. Mr. Woods purchased the memberships in two country clubs with his own funds and pays for any personal expenses incurred. The Company pays for business expenses incurred at the clubs as well as the membership dues.

For all eligible employees, including executives, group insurance premiums for the employee are paid by the Company; the Company matches 401k employee contributions up to 5% of employee compensation (up to Federal compensation limits) and the Company funds an ESOP, generally at 8% of employee compensation (up to Federal compensation limits). Also, life insurance benefits equal to three times annual salary are provided to all employees except executives. The life insurance benefits provided to executives are fixed. The CEO’s life insurance benefit is $750,000 and the life insurance benefit of each of the other four executive officers is $500,000. Additionally, the Company pays the costs of medical insurance for executive family members. Certain perquisites discussed later are offered principally to executive officers.

Determination of Compensation Amounts

General Overview

Most Companies in the peer group offer the same components as the Company within executive compensation packages (salary, incentive compensation, stock options and SERP). The allocation or weight of those components varies. Most in the peer group grant options annually and offer larger SERP agreements than the Company. Most, if not all, grant annual salary increases. Some link incentive compensation to net income while others use return on equity or some other performance measurement. Under the Committee’s compensation structure the weighting of the cash compensation components (salary plus incentive compensation) are generally larger than the stock options and SERP components, relative to peers. Unlike many in the peer group, the Committee grants salary increases and stock options infrequently rather than annually. The Committee believes the results of the Company are the best evidence that its executive compensation structure is effective. The Company’s net income was in the 84th percentile and return on equity in the 90th percentile of the peer group for 2006.

Salaries

The Committee determines the levels of the components of executive compensation after reviewing the peer and other data stated above under “Compensation Program Objectives.” Outside consultants may be utilized to assist the Committee in the effort. Executive salaries are reviewed annually, but once established, typically are left unchanged for a few years. When salaries were increased in January 2006, the Committee used subjective judgment as well as 2004 peer salary and performance data in its decision process. The Committee recognizes that without annual increases, Company executive salaries will drift below peer average salaries. The Committee practice of not granting annual salary increases and linking executive incentive compensation to Company net income, allows costs to move more in tandem with earnings and executives are more focused on growing net income, a prime component of building shareholder value.

Incentive Compensation

Incentive compensation is linked to net income for all five executive officers. This component of compensation in the Company is typically higher than peer incentive compensation because Company net income is typically higher than peer average net income and the Committee weights this component heaviest in the design of overall executive compensation. The Committee has determined subjectively that the CEO should earn incentive compensation equal to 4% of adjusted net income and the other four executive officers should each earn incentive compensation equal to 1% of adjusted net income. The determination to use a fixed percentage of net income (adjusted) for incentive compensation is reviewed annually by the Committee. Incentive compensation accruals are expensed each month throughout the year and net income includes the expense for each executive’s incentive compensation. The amount of the after-tax expense accrual for each executive is added back to adjust net income for the percentage calculation of incentive compensation.

Stock Options

The ownership of Company equity aligns the interests of executive officers with the long-term interests of shareholders.  The policy of the Company is to provide executive officers with stock options to achieve the objective of aligning the interests of executive officers with the long-term interests of shareholders.  The executive officers, by having a significant ownership interest of the Company, will be better aligned with the interests of the Company’s shareholders.  The stock option program may be utilized annually for executives. Historically, options granted at the time of employment as part of an initial compensation package and additional options added years later. With the exceptions of the newest executive who started in 2005 and Option’s granted to the CEO in 2006 as part of his employment contract, no options have been granted to executives since 1997.

The Committee, in making a determination to grant additional options, shall consider the total options already held by an executive officer, the date of last grant and the amount of stock options last granted, the number of shares of Company stock acquired through exercise of stock options sold by the executive officer and the percentage of Company stock ownership level held by the executive officer. Under the Company’s compensation policy the Committee shall not make an annual option grant to an executive officer who had a new hire stock option grant within three (3) years of the hire date of such executive officer, and the Committee shall not make an annual option grant to an executive officer who owns less than three (3) times his or her annual base salary in Company stock (as measured by market value) as of the date of the expected grant.

Supplemental Executive Retirement Plan

The SERP’s have historically been awarded as part of the initial compensation package except with the original SERP awards, which were awarded after the executives had been employed for two or more years. The SERP of the CEO was awarded in June 1996 and is fully earned after June 2007 and can be drawn on by the CEO, if he retires, beginning June 2008. The CEO is entitled to compensation for 15 years at $100,000 per year under his SERP. The SERP’s of the CFO, CCO and COO were awarded in January 1997 and are fully earned after January 1, 2008 and can be drawn on by the them, if they retire, beginning January 2009. They are entitled to compensation for 15 years at $50,000 per year under their SERP’s. The SERP of the CBO was awarded in January 2006 and is fully earned after January 2017 and can be drawn on by the CBO, if he retires, beginning January 2018. The CBO is entitled to compensation for 15 years at $50,000 per year under his SERP.

The Committee expects its executive officers to be long-term loyal leaders of the Company, and therefore should be provided with a supplemental executive retirement agreement (“SERP”) as part of their total compensation package.  A major condition of the payment of benefits is their long-term service with the Company. Therefore, vesting is set prorata for each year over the term of the SERP.  Prior service credit for any newly hired executive is not permitted, except in the discretion of the Committee.  The expected annual payment under the SERP shall not exceed 50% of the annual base salary of the executive officer at the time of entering into the SERP and the duration of such benefit payments shall not exceed fifteen (15) years after retirement.  The Committee may increase the annual payment amount of the SERP to 50% of the annual base salary averaged over the last five years of the executive officer’s employment with the Companies. The Committee may also approve a split dollar agreement related to the SERP of an executive officer, and determine the terms of such split dollar agreement including the treatment of imputed income of such split dollar agreement to the executive officer and any gross up of taxes associated with the imputed income.  Prior to providing any SERP to an executive officer, the Committee shall have prepared and analyzed the accounting and tax effects of any SERP.

The SERP’s provide that benefits be paid to the executive officers’ beneficiaries in the event of their deaths. The Company’s obligation to pay begins in the month following death. The Company purchases single-premium life insurance policies for each SERP issued to protect the Company for this eventuality. The life insurance polices accrue tax-free income to the Company. The policies can remain in effect until the executive is deceased, even after all benefits under the SERP have been paid or can be liquidated at the option of the Company at the cash surrender value. The death benefit is designed to return to the Company, the cost of the SERP expense and cash value of the insurance carried on its books as an asset.

Change in Control Agreements

The executive officers are covered by Change in Control Agreements (“CIC”) last renewed in February 2002, for a period of five years. The CBO’s CIC was approved in August 2005 at the time of his hire and expires in 2010.Under these agreements, the executives are entitled to receive compensation upon a change in control if (i) not retained by the resulting corporation for a period of one year after  completion of the Bank’s acquisition in a position comparable to that vice president (or highest level executive vice president in the case of the CEO) of the resulting corporation or a position of Executive or (ii) the resulting corporation reduces Executive’s base salary by more than 10% any time within one year (three years for CEO) after the time of consummation, in which case the resulting corporation shall pay the executive a lump sum amount in cash equal to the sum of (A) the last year (last three years for CEO) of such executive’s total compensation, inclusive of executive’s base annual salary and bonus for such year (three years for CEO) and (B) the amount necessary to cover any “golden parachute taxes” that may be assessed pursuant to Section 280G of the Internal Revenue Code of 1986, as amended from time to time on such lump sum payment to the executive. With the exception of the CBO these agreements expire in February 2007 and are expected to be renewed and in the case of the CEO, a new agreement with change in control provisions became effective.

In 2006, the CEO entered into a new employment agreement with the Company which contained new change in control provisions effective February 2007.  Under the new agreement the CEO, upon a change in control receives severance benefits in a lump sum amount in cash equal to three times the average of the last three (3) years of the CEO’s total compensation, inclusive of the CEO’s base annual salary and all incentive compensation immediately following the date of completion of the change of control.  Such severance benefits to the CEO are reduced to such amount that results in the greatest amount of the change in control payment that is deductible by the Company for federal income tax purposes after taking into account all other compensation payments to or for the benefit of the CEO that are included in determining the deductibility of such payments under Section 280G of the Internal Revenue Code.  In the event that all other compensation payments to or for the benefit of CEO results in the limitation of the deductibility by the Company of severance benefits under Section 280G, then no severance benefits shall be made to the CEO pursuant to his employment agreement.  The Committee believes these severance benefits to the executive officers are similar to the severance benefits offered by its peers and are necessary for the retention of the named executive officers and for the recruitment of new executive officers.

Other Benefits and Perquisites

Group insurance premiums, including, medical, disability, dental and vision, are paid for by the Company for executive officers and their families. These benefits are common in most of the industry for similar positions. The Company pays these insurance benefits for all other employees and employees may elect to pay for the cost of insurance for their families. The 401k and ESOP are provided to all employees of the Company on the same basis and similar programs are offered by most of the industry. The CEO is provided with a Company owned vehicle along with membership dues for two country clubs. The COO is provided with a Company owned vehicle due to his job duties requiring extensive business travel. The Company has a corporate membership in a private restaurant, and each executive officer is authorized to utilize the membership for business purposes.  The Company provides these perquisites to their named executive officers because these perquisites are offered by many of its peers, and therefore the Committee believes that providing these perquisites to the named executive officers is necessary for their retention and for the recruitment of new executive officers.

How the Company Determines the Amount of Each Element of Compensation

Salaries

Executive officer salaries were last changed in January 2006. Prior to that date, the CEO salary was changed on November 1, 2000. The other executive officers received a salary increase in January 2006, January 2004 and November 2000. When executive salaries are adjusted, the Committee reviews average salaries of comparable peers along with peer performance data, such as, net income, return on equity, asset size, etc. The decision, to adjust salaries or not, is made after consideration of both peer group data and subjective judgment. For 2007, salaries were reviewed but no changes were made to executive salaries.

The relationships of comparable peer group average executive salaries and incentive compensation are shown in the table below.

Executive Salaries and Incentive Compensation to Peer Comparison

Name	Company salaries as a percent of average peer salaries (1)	Company incentive compensation as a percent of average peer incentive compesation (1)	Company salary + incentive compensation as a percentage of peer salary + incentive compensation (1)

Dennis Woods, CEO	122.77%	201.25%	160.41%
Ken Donahue, CFO	85.46%	195.79%	118.15%
Rhodlee Braa, COO	91.08%	195.01%	123.36%
David Eytcheson, COO	87.75%	189.98%	119.26%
William F. Scarborough, CBO	82.58%	191.90%	119.00%

(1) peer 2005 compensation data was increased by 10% to provide for better comparison with 2006 United Security data

Evident in the Executive Salaries and Incentive Compensation to Peer Comparison table above is that executive salaries for 2006 were generally lower than the 2005 average salaries (plus 10%) of peer executives, except for the CEO salary for 2006 at 22.77% over average peer CEO salaries (plus 10%) for 2005. The following Table lists the peers selected for comparison along with each company’s 2006 Net Income, Return on Equity (ROE) and Year-End Assets. The Company’s Net Income ($13,360 million) exceeded the peer group median ($7,198 million) by 85.6%, 2006 Return on Equity (21%) exceeded the peer group median (14.48%) by 45% and Year-End Assets ($678 million) were less than the peer group median ($685 million) by about 1%.

Peer Group Information

				(millions)
				Total Assets
Peer Group	Stock Symbol	Net Inc. 2006	ROE 2006	12/31/2006
American River Bankshares	AMRB	9,062	14.48%	604
Bridge Capital Holdings	BBNK	8,634	19.34%	722
Alliance Bancshares California	ABNS	8,007	21.67%	876
Bank of Commerce Holdings	BOCH	6,568	16.00%	583
B of I Holdings, Inc	BOFI	3,106	4.52%	803
Central Valley Comm Bancorp	CVCY	6,911	15.17%	500
Community Valley Bancorp	CVLL	7,198	15.99%	550
Desert Community Bank	DCBK	6,815	15.85%	532
Epic Bancorp	EPIK	3,928	13.60%	503
First Northern Community Bancorp	FNRN	8,810	15.84%	685
Heritage Oaks Bancorp	HEOP	6,662	13.64%	541
Heritage Commerce Corp	HTBK	17,300	14.60%	1,084
National Mecantile Bancorp	MBLA	5,642	13.84%	501
North Bay Bancorp	NBAN	6,633	13.94%	603
North Valley Bancorp	NOVB	10,400	13.69%	906
Pacific Mercantile Bancorp	PMBC	6,931	8.52%	1,042
Pacific Premier Bancorp	PPBI	7,458	13.47%	731
Premier West Bancorp	PRWT	14,648	13.36%	1,034
Temucula Valley Bancorp	TMCV	16,920	23.89%	1,238
Median		7,198	14.48%	685
United Security Bancshares	UBFO	13,360	21.00%	678
USB to Peer		185.61%	145.03%	98.98%

Incentive Compensation

The incentive compensation of the CEO is currently 4% of net income and the other executive officers incentive compensation is 1% of net income. It is the view of the Committee that linking incentive compensation of executives directly to shareholder net income is a highly effective means of incenting the executive team to grow earnings for shareholders.

Calculation of final incentive compensation is made after the audited financials have been completed and adjusted as the Committee determines appropriate. The incentive compensation calculation takes into account incentive compensation accruals passed during the year expensed from net income. The calculation for incentive compensation multiplies the percentage (4% or 1%) times the Company’s reportable net income, tax effects that amount, adds the result to reportable net income and reapplies the incentive compensation percentage to adjusted net income to arrive at the final incentive compensation for each executive. The method adjusts net income for amounts expensed during the year to reflect the executive’s incentive compensation prior to expensing that incentive compensation. The Committee may take into account the Company’s asset quality and the condition of the Company’s infrastructure (buildings, equipment, internal controls, compliance and other non-income generating departments) as an adjustment to any incentive compensation based on net income. In the event a restatement of net income becomes necessary, appropriate adjustments are made to the executive’s incentive compensation in the year of restatement.

Salary and Incentive Compensation

Overall, as shown in Executive Salaries and Incentive Compensation to Peer Comparison table above, Company salaries and incentive compensation for 2006 are 18% to 60% more than adjusted peer averages for 2005. The Committee noted that the peer group median return on average equity for 2006 was 14.5% while the Company Return on Average Equity for 2006 was 21%. By this measurement, the Company exceeded the peer group 45%. The Company’s 2006 Net Income exceeded peer group median 2006 Net Income by 85.6%. The Committee determined that Company executive salaries and incentive compensation are at appropriate levels for 2006 and 2007.

The Committee recognizes that most companies grant stock options to executives annually and that most companies in the peer group provide more generous SERP agreements for executives than the Company. The Committee believes the structure of the Company’s executive compensation program, with incentive compensation linked to Company net income, is very effective at incenting executives to grow income and subsequently, shareholder value.

The following table sets forth the compensation paid or accrued during the last fiscal year to the Chief Executive Officer, the Chief Financial Officer and the three most highly compensated principal officers of the Company, whose total compensation during the last fiscal year exceeded $100,000.

The Role of Executive Officers in Determining Executive Compensation

The Committee is responsible for obtaining information from management and the Board with respect to the performance of the Company in connection with review and finalization of incentive compensation payments each year. The CEO reviews the performance of the other named executive officers and provides recommendations to the Committee as to the adjustments to the other named executive officers’ executive compensation. The Committee provides advice and consent to the CEO in his review and adjustment of other named executive officers’ compensation.  The final review and approval of the named executive officers’ compensation resides with the Committee.

Tax Considerations

It is the Committee’s intent that all compensation be deductible by the Company, except as to change in control payments to executive officers that are considered excess parachute payments.  In addition, Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the tax deduction for certain executive compensation payments, though no named executive office had executive compensation under Section 162(m) that exceeded $1million in 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Dennis R. Woods President and CEO of the Company and Bank	2006	$370,347	$0	$0	$68,997	$547,219	$190,698	$57,547	$1,234,808
Ken L. Donahue SVP and CFO of the Company and Bank	2006	$144,481	$0	$0	$0	$134,400	$44,739	$17,429	$341,049
Rhodlee A. Braa SVP and CCO of the Company and Bank	2006	$143,172	$0	$0	$0	$134,400	$44,739	$17,429	$339,740
David L. Eytcheson SVP and CCO of the Company and Bank	2006	$142,472	$0	$0	$0	$134,400	$44,739	$35,479	$357,090
William F. Scarborough SVP and CBO of the Company and Bank	2006	$118,505	$0	$0	59,185	$134,400	$19,911	$13,882	$286,698

(1)                          Includes compensation for accrued personal days not used (maximum 5 days) plus imputed income for life insurance provided by the Company in excess of $50,000 of coverage plus imputed income for the personal use of the Company provided automobile for the CEO and CCO.

(2)                          The Company has not granted stock awards.

(3)                          The amounts in column (f) reflect the dollar amount recognized for financial statement report purposes for the fiscal year end December 31, 2006, in accordance with FAS 123(R), of awards pursuant to the Company’s Stock Option Plan.  Assumptions used in the calculation of these amounts are included the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K.

(4)                          The Company’s named executive officers participate in a non-equity incentive plan in which annual bonuses payments are paid to them based on a percentage of adjusted net income.  Amounts in this column represent payments earned in 2006 and paid in 2007 under this plan.

(5)                          The amounts in column (h) reflect the actuarial increase in the present value of the named executive officer’s benefits under the officer’s supplemental executive retirement plan salary continuation agreement.  The amounts established by the Company are determined using interest rate assumptions consistent with those used in the Company’s financial statements.

(6)                          See following table for details of All Other Compensation column amounts.

All Other Compensation

Name	Auto	Club Membership	401(k)	Health Insurance (1)	Directors Fees	SERP- Medicare Tax (2)	Total
Dennis R. Woods	$16,301	$7,633	$11,000	$5,552	$15,600	$1,461	$57,547
Ken L. Donahue	$0	$0	$11,000	$5,552	$0	$877	$17,429
Rhodlee A. Braa	$0	$0	$11,000	$5,552	$0	$877	$17,429
David L. Eytcheson	$18,050	$0	$11,000	$5,552	$0	$877	$35,479
William F. Scarborough	$0	$0	$5,900	$7,659	$0	$323	$13,882

(1)                                  Includes the cost for medical, dental, and vision insurance premiums paid by the Company for the coverage of the executive’s family and disability insurance premiums paid for the executive.

(2)                                  Medicare taxes on benefits associated with the SERP that the Company paid on behalf of the executive officer.

The following table sets fourth supplemental information to the Summary Compensation Table on the grant of options of stock, the Company had no non-equity incentive plan awards or stock awards in 2006.

Grants of Plan Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards
Name	Grant Date	Threshold	Target	Maximum	# of Securities Underlying Options	Exercise or Base Price of Option Awards(2)	Grant Date Fair Value of Stock and Option Awards (3)
		$	$	$	#	$/share	$
Dennis R. Woods, CEO	2/6/06	N/A	N/A	N/A	50,000	$16.88	$182,556
Kenneth L. Donahue, CFO	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Rhodlee A. Braa, CCO	N/A	N/A	N/A	N/A	N/A	N/A	N/A
David L. Eytcheson	N/A	N/A	N/A	N/A	N/A	N/A	N/A
William F. Scarborough, CBO	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)                                  The Company’s named executive officers participate in a non-equity incentive plan in which annual bonuses payments are paid to them based on a percentage of adjusted net income, and the bonus payments earned under this plan in 2006 and paid in 2007 are shown in the Summary Compensation Table in the non-equity incentive plan compensation column.

(2)                                  Closing price of Company stock at February 6, 2006, the grant date of the options.

(3)                                  The amounts in this column reflect the fair value dollar amount of the stock options over the vesting period in accordance with FAS 123(R).  The assumptions used in the calculation of these amounts are included the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K.

Stock Options

The initial grant of stock options to executives has historically been at the time their employment commenced.  The exercise price is the closing price of the Company stock on the date of grant.  The date of grant is the date the Committee grants the option; however if the Committee grants the option effective as of a future grant date, the closing price on the future grant date is the exercise price for those options.

The CEO was granted initial options to purchase 17,500 (210,000 adjusted for all stock splits) shares on 9/1/1994. The other executive officers, with the exception of the CBO, were granted options to purchase 10,000 (120,000 shares adjusted for all stock splits) shares at the time their employment with the Company commenced. The CBO was granted options of 30,000 (60,000 adjusted for all stock splits) shares at commencement of his employment on August 1, 2005.

The number of initial options granted to each named executive officer followed the pattern established since the inception of the Company for the original executive officers, except that the original CEO had an initial option grant for 25, 000 (300,000 adjusted for all stock splits) shares and the current CEO’s initial grant was for 17,500 (210,000 adjusted for all stock splits) shares.

Subsequent to the initial option grants, the CEO was granted 17,500 (210,000 adjusted for all stock splits) additional options on 6/17/1996, 20,000 (120,000 adjusted for all stock splits) shares on 7/21/1997 and 25,000 (50,000 adjusted for the 2-for-1 stock split of May 1, 2006) shares on 2/6/2006.  The other executive officers, with the exception of the CBO, were granted additional options of 10,000 (60,000 adjusted for all stock splits) shares on 7/21/1997.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
			Equity Incentive Plan Awards:
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)
Dennis R. Woods	0	50,000	N/A	$16.88	2/6/2016
Kenneth L. Donahue	60,000	0	N/A	$5.67	7/21/2007
Rhodlee A. Braa	30,000	0	N/A	$5.67	7/21/2007
David L. Eytcheson	0	0	N/A	—	—
William F. Scarborough	12,000	48,000	N/A	$14.44	8/15/2015

The following table provides information on options exercised during 2006.  The Company has no stock awards.

Option Exercises and Stock Vested

Option Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)
(a)	(b)	(c)
Dennis R. Woods	—	—
Kenneth L. Donahue	—	—
Rhodlee A. Braa	30,000	$470,490
David L. Eytcheson	—	—
William F. Scarborough	—	—

Employment Agreement for the CEO

The CEO, Dennis Woods has an employment agreement for a term of three years that commenced on January 1, 2006 to be the President and CEO of the Company.  The three-year term of the employment agreement is automatically extended for an additional year unless notice is provided by Mr. Woods or the Company prior to January 1 of the year of extension.  The employment agreement provides Mr. Woods with an annual base salary of $360,000 per year and incentive compensation equal to 4% of the after tax net income of the Company as reported on a consolidated basis for each year of the term of employment.  The employment agreement allows Mr. Woods to draw on the incentive compensation on a quarterly basis throughout the year, and be paid up to 20% of the expected annual incentive compensation following the filing of the 10-Q for each respective quarter based on unaudited quarterly results, though no quarterly payment shall exceed 25% of the expected annual incentive compensation pursuant to the Company’s budget.

The employment agreement also provides Mr. Woods with a stock option grant of 50,000 shares (adjusted for the stock split).  That stock option grant was made to Mr. Woods on February 6, 2006.  Furthermore, Mr. Wood’s employment agreement provides him with six weeks paid vacation for the first year of the term, six weeks and two days for the second year of the term and seven weeks for the third year of the term and any extension year of his employment agreement.  A Bank owned automobile for business and personal use is provided to Mr. Woods under his employment agreement, and the reasonable expenses for the vehicle operation and maintenance is paid by the Bank.  The personal use of such automobile is included as additional compensation paid to Mr. Woods for income tax purposes.  Pursuant to the employment agreement, the initial fees and membership dues associated with Mr. Woods’ membership in the San Joaquin Country Club are paid for by the Company.

In the event of termination of Mr. Woods during the term of his employment agreement by the Company “without cause” or by Mr. Woods for “just reason,” then the Company shall pay a lump sum of 24 months of Mr. Woods’ then base salary at the time of termination and provide him with continuing participation in all health, disability, and life insurance benefits at the Company’s expense for 24 months following his termination.  Mr. Woods shall be deemed to have terminated his employment with “just reason” if such termination shall result, in whole or in part, from any of the following events:

•                                  the breach by the Company of any material provision of this Agreement;

•                                  receipt by Mr. Woods of a notice from the Company that the Company intends to terminate employment under this Agreement;

•                                  the failure of a successor or assign of the Company’s rights under this Agreement to assume the Company’s duties hereunder;

•                                  the Company directs Mr. Woods to perform any unlawful act;

•                                  Mr. Wood ceases to be a member of the Board;

•                                  Mr. Woods’ duties are materially reduced;

•                                  a relocation of Mr. Woods’s principal place of employment by more than 20 miles from downtown Fresno, California;

•                                  liquidation or dissolution of Bank; or

•                                  the death or total disability of Mr. Woods.

Mr. Woods shall be terminated “for cause” if, but only if, such termination (i) shall result solely from Employee’s continued and willful failure or refusal to substantially perform his duties in accordance with the terms of his employment agreement and shall have been approved by the Board; provided, however, that Mr. Woods first shall have received written notice specifying the acts or omissions alleged to constitute such failure or refusal and such failure or refusal continues after Mr. Woods shall have had reasonable opportunity (but in no event less than 30 days) to correct the same; (ii) Mr. Woods is subject to removal proceedings brought by a bank regulatory authority; or (iii) Mr. Woods is formally charged with a felony involving dishonesty or moral turpitude.  In the event, Mr. Woods is (i) subject to a removal proceeding and such proceeding is not successful or (ii) charged with a felony involving dishonesty or moral turpitude but not convicted then he will not be deemed to be removed “for cause” and be entitled to termination benefits as if his termination was not “for cause.”  For purposes of the “for cause” termination provision in his employment agreement, no act, or failure to act, on the part of Mr. Woods shall be deemed “willful” unless done, or omitted to be done, by Mr. Woods not in good faith and without reasonable belief that Mr. Wood’s action or omission was in the best interest of the Company.  The payments to be made to Mr. Woods after termination of employment shall be subject to (i) Mr. Woods’ execution of a release agreement satisfactory to the Company and (ii) Mr. Wood’s compliance with an agreement providing that he will (A) not disparage the Company, (B) not to solicit or attempt to solicit, directly or indirectly any employee or customer of the Company for a period of one year following termination, and (C) not to be directly or indirectly, employed by, be connected with, or have an interest of any kind in, any person or entity owning managing, controlling, operating, or otherwise participating or assisting in any business that is similar to or in competition with Company or any of its affiliates, within a 20 mile radius of any location where the Company or any subsidiary or parent thereof has a place of business.

The employment agreement for Mr. Woods also contains change in control benefits described under the section titled, “Executive Change in Control Agreements” herein.

Supplemental Executive Retirement Plan

The initial Supplemental Executive Retirement Plan was for the CEO was established in June 2006.  The initial SERP’s for other named executive officers, except for the CBO hired in 2005, were established in January 1997.  All SERP’s are fully earned after twelve years of full time employment and will provide post-retirement benefits to each of the named executive officers for 15 years following retirement.  The detailed description of the SERP’s or salary continuation agreements for each of the named executive officers is as follows:

Mr. Woods has a salary continuation agreement with United Security Bank that provides that United Security Bank will pay him $100,000 per year for 15 years following his retirement from United Security Bank at age 61.  In the event of disability while Mr. Woods is actively employed prior to age 61, he will have the option to take a benefit amount based on the vesting schedule below for 15 years beginning at the earlier of the time when he reaches age 61 or the date on which he is no longer entitled to disability benefits under his principal disability insurance policy.  In the event Mr. Woods dies while actively employed by United Security Bank prior to age 61, his beneficiary will receive from United Security Bank $100,000 per year for 15 years beginning one month after his death.  In the event of termination without cause, early retirement, or voluntary termination, Mr. Woods shall receive a benefit amount based on the vesting schedule below for 15 years beginning with the month following the month in which Mr. Woods terminates employment and attains age 61.  The vesting schedule is 25% for the first year of service beginning July 3, 1996, 15% for the second year of service, 10% for the third year of service, 6% per year of service for the following eight years of service and 2% for the twelfth year of service.  In the event Mr. Woods is terminated for cause he will forfeit any benefits from the salary continuation agreement.

Mr. Donahue has a salary continuation agreement with United Security Bank that provides that United Security Bank will pay him $50,000 per year for 15 years following his retirement from United Security Bank at age 59.  In the event of disability while Mr. Donahue is actively employed prior to age 59, he will have the option to take a benefit amount based on the vesting schedule below for 15 years beginning at the earlier of the time when he reaches age 59 or the date on which he is no longer entitled to disability benefits under his principal disability insurance policy.  In the event Mr. Donahue dies while actively employed by United Security Bank prior to age 59, his beneficiary will receive from United Security Bank $50,000 per year for 15 years beginning one month after his death.  In the event of termination without cause, early retirement, or voluntary termination, Mr. Donahue shall receive a benefit amount based on the vesting schedule below for 15 years beginning with the month following the month in which Mr. Donahue terminates employment and attains age 59.  The vesting schedule is 8.33% for each year of service beginning January 1, 1997.  In the event Mr. Donahue is terminated for cause he will forfeit any benefits from the salary continuation agreement.

Mr. Eytcheson has a salary continuation agreement with United Security Bank that provides that United Security Bank will pay him $50,000 per year for 15 years following his retirement from United Security Bank at age 68.  In the event of disability while Mr. Eytcheson is actively employed prior to age 68, he will have the option to take a benefit amount based on the vesting schedule below for 15 years beginning at the earlier of the time when he reaches age 68 or the date on which he is no longer entitled to disability benefits under his principal disability insurance policy.  In the event Mr. Eytcheson dies while actively employed by United Security Bank prior to age 68, his beneficiary will receive from United Security Bank $50,000 per year for 15 years beginning one month after his death.  In the event of termination without cause, early retirement, or voluntary termination, Mr. Eytcheson shall receive a benefit amount based on the vesting schedule below for 15 years beginning with the month following the month in which Mr. Eytcheson terminates employment and attains age 68.  The vesting schedule is

8.33% for each year of service beginning January 1, 1997.  In the event Mr. Eytcheson is terminated for cause he will forfeit any benefits from the salary continuation agreement.

Mr. Braa has a salary continuation agreement with United Security Bank that provides that United Security Bank will pay him $50,000 per year for 15 years following his retirement from United Security Bank at age 66.  In the event of disability while Mr. Braa is actively employed prior to age 66, he will have the option to take a benefit amount based on the vesting schedule below for 15 years beginning at the earlier of the time when he reaches age 66 or the date on which he is no longer entitled to disability benefits under his principal disability insurance policy.  In the event Mr. Braa dies while actively employed by United Security Bank prior to age 66, his beneficiary will receive from United Security Bank $50,000 per year for 15 years beginning one month after his death.  In the event of termination without cause, early retirement, or voluntary termination, Mr. Braa shall receive a benefit amount based on the vesting schedule below for 15 years beginning with the month following the month in which Mr. Braa terminates employment and attains age 66.  The vesting schedule is 8.33% for each year of service beginning January 1, 1997.  In the event Mr. Braa is terminated for cause he will forfeit any benefits from the salary continuation agreement.

Mr. Scarborough has a salary continuation agreement with United Security Bank that provides that United Security Bank will pay him $50,000 per year for 15 years following his retirement from United Security Bank at age 63.  In the event of disability while Mr. Scarborough is actively employed prior to age 63, he will have the option to take a benefit amount based on the vesting schedule below for 15 years beginning at the earlier of the time when he reaches age 63 or the date on which he is no longer entitled to disability benefits under his principal disability insurance policy.  In the event Mr. Scarborough dies while actively employed by United Security Bank prior to age 63, his beneficiary will receive from United Security Bank $50,000 per year for 15 years beginning one month after his death.  In the event of termination without cause, early retirement, or voluntary termination, Mr. Scarborough shall receive a benefit amount based on the vesting schedule below for 15 years beginning with the month following the month in which Mr. Scarborough terminates employment and attains age 63.  The vesting schedule is 8.33% for each year of service beginning January 1, 2006.  In the event Mr. Scarborough is terminated for cause he will forfeit any benefits from the salary continuation agreement.

The amounts selected for each officer were approved by the Board of Directors based on recommendations of a firm specializing in SERP’s.  The SERP’s were added to executive benefits so that the Company’s executive compensation program remained competitive with its peers.

The following table sets forth information on pension benefits.

Pension Benefits

Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Dennis R. Woods	SERP	11	$825,349	$0
Kenneth L. Donahue	SERP	10	$350,589	$0
Rhodlee A. Braa	SERP	10	$350,589	$0
David L. Eytcheson	SERP	10	$350,589	$0
William F. Scarborough	SERP	1	$19,703	$0

(1)                                  Each named executive officer participates in a supplemental executive retirement plan (SERP) that provides salary continuation benefits that vest evenly over 12 years.

(2)                                  Present value of benefit earned in accordance with FAS 106. (See Note 11 to the Company’s financial statements included in the 2006 Annual Report).

The Company does not have any deferred compensation plan.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
(a)	(b)	(c)	(d)	(e)	(f)
Dennis R. Woods	N/A	N/A	N/A	N/A	N/A
Kenneth L. Donahue	N/A	N/A	N/A	N/A	N/A
Rhodlee A. Braa	N/A	N/A	N/A	N/A	N/A
David L. Eytcheson	N/A	N/A	N/A	N/A	N/A
William F. Scarborough	N/A	N/A	N/A	N/A	N/A

Perquisites

The CEO is permitted personal use of a Company owned automobile. Use of the automobile is provided for both business and personal use. The costs of a social membership in the San Joaquin Country Club and costs of membership in the Tehama Country Club are paid by the Company for the CEO.  These memberships are primarily used for entertaining customers or potential customers but can be used for personal benefit at his discretion.  These benefits are provided to the CEO primarily to ensure his total compensation package remains competitive with peers.  The CEO also earns directors fees.

The COO is permitted personal use of a Company owned automobile.  This benefit is provided to the COO primarily because his duties include frequent visits to 11 branches of the Company. The Committee believes it is more equitable to the COO to provide him with a vehicle due to his job duties and such arrangement being more cost effective for the Company than mileage reimbursement at the allowed IRS rate.

The named executive officers have health insurance coverage for their spouses and dependents with the premiums paid by the Company.  The Company also pays the Medicare taxes on the benefits of SERP’s that vest each year for each of the named executive officers.

401(k) and ESOP

A component of Company’s 401 (k)/ESOP recognizes and rewards employee’s contributions to its successful operation by enabling those employees to acquire a proprietary interest in United Security Bancshares’ common stock.  All employees of United Security Bank are eligible to participate in the 401(k) Plan upon the first day of the month after date of hire.  Participants are automatically vested 100% in all employee contributions that they may invest in any of several authorized investment vehicles, including Company common stock.  United Security Bank contributes funds to match the employee’s 401(k) Plan contribution up to 5% of the employee’s eligible annual compensation.  These contributions are invested in Company stock and are subject to certain vesting requirements over a period of six years.  Under the ESOP portion of the plan, the Company annually contributes shares of common stock for each eligible employee’s account in an amount proportionate to the employee’s compensation.  The Company’s contribution is at the discretion of the board of directors and has been 8% of employee compensation for all but two years since its inception in 1994 through 2006.  In those two years the Company’s contribution was 10% of employee compensation.  Employees thereby have a vested interest in contributing on an ongoing basis to the profitability of the Company, and with a vesting period of six years, they have the additional incentive to remain with United Security Bank on a long-term basis.

Executive Change in Control Agreements

The Committee believes that change in control agreements are appropriate for its top executives because have contributed to the success of the Company, and therefore it is important to protect them in the event of a change in control.

During 2002, the United Security Bank entered into Change in Control Agreements with the named executive officers as well as in 2005 when the CBO was hired.  Under these agreements, the executives are entitled to receive a Change in Control Payment (as defined) in the event (i) they are not retained by the resulting corporation for a period of one year from the time of completion of the Bank’s acquisition in a position comparable to that vice president (or highest level executive vice president in the case of the CEO) of the resulting corporation or a position of Executive or (ii) the resulting corporation reduces Executive’s base salary by more than 10% any time within one year (three years for CEO) after the time of consummation, in which case the resulting corporation shall pay the executive a lump sum amount in cash equal to the sum of (A) the last year (last three years for CEO) of such executive’s total compensation, inclusive of executive’s base annual salary and bonus for such year (three years for CEO) and (B) the amount necessary to cover any “golden parachute taxes” that may be assessed pursuant to Section 280G of the Internal Revenue Code of 1986, as amended from time to time on such lump sum payment to the executive.

Effective January 1, 2007, at which time the CEO’s current employment agreement became effective, the following change in control provisions apply.

(A)                              A change in ownership of the Company or the Bank occurs on the date that any person (or group of persons) acquires ownership of stock of the Company or the Bank that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Company or the Bank, respectively.

(B)                                A change in effective control of Company or the Bank occurs on the date that: (i) any person (or group of persons) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or the Bank possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company or the Bank, respectively; or (ii) a majority of members of the Company’ or Bank’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s or the Bank’s Board, respectively prior to the date of the appointment or election.

(C)                                A change in the ownership of a substantial portion of The Company’ or the Bank’s assets occurs on the date that any person (or group of persons) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or the Bank, respectively that have a total gross fair market value equal to, or more than, forty percent (40%) of the total gross fair market value of all of the assets of the Company or the Bank, respectively immediately prior to such acquisition or acquisitions.  For the purposes of the Change in Control agreement, transfers of the outstanding voting securities of the Company or the Bank made on account of deaths or gifts, transfers between family members, former spouses or transfers to a qualified retirement plan maintained by the Company or the Bank shall not be considered in determining whether there has been a Change in Control.

In the event of a Change of Control, the CEO shall be paid a lump sum amount in cash equal to three times the average of the last three (3) years of the CEO’s total compensation, inclusive of the CEO’s base annual salary and all incentive compensation immediately following the date of completion of the Change of Control.  The Change of Control payment is reduced to such amount that results in the greatest amount of the Change in Control payment that is deductible by the Company for federal income tax purposes after taking into account all other compensation payments to or for the benefit of the CEO that are included in determining the deductibility of such payments under Section 280G of the Code or any successor to Section 280G of the Code.  In the event that all other compensation payments to or for the benefit of CEO results in the limitation of the deductibility by the Company of such payments under Section 280G or any successor to Section 280G of the Code, then no payment shall be made to the CEO pursuant to his Change in Control Agreement.

The table below shows the maximum amounts that would be paid to the named executive officers under their respective agreements based on the executive’s salary at December 31, 2006; and assumes the triggering event was December 31, 2006.

Change in Control Payments

	Voluntary Termination Prior to Change in Control	Potential Payment Post Change in Control (1)	Potential Gain from Acceleration of Unvested Unexercised Incentive Stock Options(2)	Total Potential Income Triggered by a Change in Control(3)
Dennis Woods, CEO	0	2,170,851	361,250	2,532,101
Ken Donahue, CFO	0	276,400		276,400
Rhondlee A. Braa, CCO	0	276,400		276,400
David Eytcheson, COO	0	276,400		276,400
William Scarborough, CBO	0	252,400	463,920	716,320

(1)                                  The CEO’s Change in Control (“CIC”) agreement provides for a lump sum payment equal to the prior three years salary and incentive compensation subject to the deductibility under Section 280G of the Internal Revenue Code of 1986, as amended.  All other executive officers CIC agreements provide for a lump sum payment equal to the last year of such executive’s total compensation, inclusive of executive’s base annual salary and bonus for such year and the amount necessary to cover any “golden parachute taxes” that may be assessed pursuant to Section 280G of the Internal Revenue Code of 1986, as amended from time to time on such lump sum payment to the executive.

(2)                                  The CEO has 50,000 unvested-unexercised shares, grant price is $16.875, the CBO has 48,000 unvested-unexercised shares, grant price is $14.435, market price per share $24.10 (closing price on 12/29/06).

(3)           The calculations assume the event triggering payments occurred on December 31, 2006.

Director Compensation

Director compensation is evaluated and recommended by the Committee and approved by the Board of Directors. Non-employee directors receive cash compensation for committee attendance, premiums for serving as chairs of certain committees, and equity grants in the form of stock options.

During 2006, directors of United Security Bancshares and United Security Bank were compensated for monthly board meetings based on a performance rating structure ranging from a minimum of $800 per meeting up to $1,300 per meeting. In addition, the vice chairman received an additional $200 per meeting and the secretary received an additional $250 per meeting. Also, directors, other than Mr. Woods, were paid $200 for their attendance at committee meetings, other than loan committee meetings, and were paid $300 for their attendance at loan committee meetings, if such committee meeting was held on a day other than the regular board of directors’ meeting. The chairman of the audit committee also received $400 per audit meeting and the chairman of the risk management committee received $300 per risk management meeting.

Historically the non-employee Company directors have received equity compensation in the form of nonqualified stock options.  The Committee selected this form of equity compensation because it aligned the interests of the Board of Directors to those of the shareholder and also because of accounting and tax treatments of such awards.

The following table shows compensation paid or accrued for the last fiscal year to the Company’s non-employee directors. Mr. Woods does not receive committee fees and his director meeting fees are disclosed.

The following table sets forth information on director compensation:

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE 2006

Name	Fees Earned Or Paid in Cash($)	Stock Awards($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings($)	All Other Compen- sation	Total($)
Robert G. Bitter, PHARM D. Secretary	19,200						19,200
Stanley Cavalla	16,000						16,000
Tom Ellithorpe	29,900						29,900
Todd Henry	19,300						19,300
Ronnie D. Miller Vice Chairman	28,100						28,100
Robert Mochzuki, M.D.	15,900						15,900
Walter Reinhard	17,100						17,100
John Terizan	14,600						14,600
Mike Woolf	9,800						9,800

Director Emeritus Plan

During 1995, United Security Bank also established a Directors Emeritus Plan, which was amended in May, 2000.  Those directors who (i) retire as directors of United Security Bank or (ii) retired as directors of Golden Oak Bank and Legacy Bank and who signed a shareholder’s agreement are eligible to participate in the Directors Emeritus Plan.  Each Director Emeritus will be a lifetime position or until a Director Emeritus shall sell a majority of his or her ownership in United Security Bank.  Directors Emeritus receive a monthly fee of $400, and receive preferential deposit and customer service with free checking as long as they serve as a Director Emeritus.  Director Emeritus benefits terminate upon (i) the ultimate sale of United Security Bank, (ii) the sale of a majority of the Director Emeritus’ shares of United Security Bank’s common stock, or (iii) the finding by United Security Bank’s board of directors that the Director Emeritus is engaging in activities or making statements which are detrimental to United Security Bank or United Security Bank’s public image.

Independent Accountants

The firm of Moss Adams LLP served as certified independent public accountants for United Security Bancshares with respect to the year 2006, and Moss Adams LLP has been appointed as United Security Bancshares’ certified independent public accountants for 2007.  United Security Bancshares’ board has determined the firm of Moss Adams LLP to be fully independent of the operations of United Security Bancshares.

Aggregate fees billed by Moss Adams LLP to United Security Bancshares for the year ended 2006 are as follows:

Audit and audit related fees	$231,773
Tax fees associated with consulting and return preparation	43,015

The Audit Committee of United Security Bancshares has considered the provision of nonaudit services provided by Moss Adams LLP to be compatible with maintaining the independence of Moss Adams LLP.

Moss Adams LLP audited United Security Bancshares’ financial statements for the year ended December 31, 2006.  It is anticipated that a representative of Moss Adams LLP will be present at the meeting and will be available to respond to appropriate questions from shareholders at the meeting.

Shareholder Proposals

Shareholder proposals to be submitted for presentation at the 2008 annual meeting of shareholders of United Security Bancshares must be received by United Security Bancshares no later than December 27, 2007.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2008 Annual Meeting, SEC rules permit management to vote proxies in its discretion if United Security Bancshares: (1) receives notice of the proposal before the close of business on March 2, 2008, and advise shareowners in the 2008 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) do not receive notice of the proposal prior to the close of business on March 2, 2008.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by United Security Bancshares under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled “Compensation Committee Report”, and “Audit Committee Report” shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

Certain Transactions

Some of the directors and executive officers of United Security Bancshares and their immediate families, as well as the companies with which they are associated, are customers of, or have had banking transactions with, United Security Bank in the ordinary course of United Security Bank’s business, and United Security Bank expects to have banking transactions with such persons in the future.  In management’s opinion, all loans and commitments to lend in such transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and in the opinion of management did not involve more than a normal risk of collectibility or present other unfavorable features.

Other Matters

Management does not know of any matters to be presented at the meeting other than those set forth above.  However, if other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented by the proxy in accordance with the recommendations of management on such matters, and discretionary authority to do so is included in the proxy.

United Security Bancshares

Dated: April 16, 2007	Robert G. Bitter, Secretary

It is very important that every shareholder vote.  We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person.  In order to facilitate the providing of adequate accommodations, please indicate on the proxy whether or not you expect to attend the meeting.

A copy of United Security Bancshares’ annual report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2006 is available without charge upon written request to Mr. Ken Donahue at 2126 Inyo Street, Fresno, California, 93721.

Proxy

United Security Bancshares

This proxy is solicited on behalf of the board of directors.  The undersigned hereby appoints Tom Ellithorpe, Ronnie D. Miller and John Terzian as proxyholders with full power of substitution, to represent, vote and act with respect to all shares of common stock of United Security Bancshares which the undersigned would be entitled to vote at the meeting of shareholders to be held on May 16, 2007, at 7:00 p.m., at the Bank’s head office located at 2126 Inyo Street, Fresno, California or any adjournments thereof, with all the powers the undersigned would possess if personally present as follows:

1.                                       Election of eleven (11) persons to be directors.

Robert G. Bitter, Pharm. D.	Ronnie D. Miller
Stanley J. Cavalla	Walter Reinhard
Tom Ellithorpe	John Terzian
R. Todd Henry	Dennis R. Woods
Gary Luke Hong	Michael T. Woolf, D.D.S.
Robert M. Mochizuki

☐	FOR ALL NOMINEES LISTED ABOVE	☐	WITHHOLD AUTHORITY
(except as marked to the contrary below)

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space below:)

2.                                       Transaction of such other business as may properly come before the meeting and any adjournment or adjournments thereof.

Please Sign and Date Below

The board of directors recommends a vote “FOR” each of the directors named above.  The proxy confers authority to vote and shall be voted in accordance with such recommendation unless a contrary instruction is indicated, in which case, the shares represented by the proxy will be voted in accordance with such instruction.  If no instruction is specified with respect to the matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendations of management.  If any other business is presented at the meeting, this proxy confers authority to and shall be voted in accordance with the recommendations of management.

(Please date this proxy and sign your name exactly as it appears on your stock certificate.  Executors, administrators, trustees, etc., should give their full title.  If a corporation, please sign in full corporate name by the president or other authorized officer.  If a partnership, please sign in partnership name by an authorized person.  All joint owners should sign.)

☐  I Do        ☐  I Do Not        Expect to Attend the Meeting.

(Number of Shares)

(Please Print Your Name)

(Please Print Your Name)

(Date)

(Signature of Shareholder)

(Signature of Shareholder)

This proxy is solicited on behalf of the board of directors and may be revoked prior to its exercise by filing with the secretary of United Security Bancshares a duly executed proxy bearing a later date or an instrument revoking this proxy or by attending the meeting and voting in person.